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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MCM Group, Inc.:



We consent to the inclusion of our reports dated January 26, 1996, with respect to the consolidated balance sheet of MCM Group, Inc. and subsidiaries, formerly McCarthy, Crisanti, & Maffei, Inc. and subsidiaries, as of December 31, 1995, the related consolidated statements of income and changes in stockholder's equity and cash flows for each of the years in the two-year period ended December 31, 1995 and the supplementary information for each of the years in the two-year period ended December 31, 1995 included in Schedule II, and to the reference to our firm under the heading "EXPERTS" which reports and heading appear in the Form S-4 of Global Decisions Group LLC.



                                        KPMG Peat Marwick LLP
Chicago, Illinois
December 17, 1997